SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 16, 2015

Date of Report (Date of earliest event reported)

FBR & CO.

(Exact Name of Registrant as Specified in its Charter)

Virginia

(State or Other Jurisdiction

of Incorporation)

001-33518	20-5164223
(Commission File Number)	(IRS Employer Identification No.)

1300 North Seventeenth St.

Arlington, VA 22209

(Address of Principal Executive Office) (Zip Code)

(703) 312-9500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2015, FBR & Co. (the “Company) entered into an amended and restated employment agreement (the “Agreement”) with Richard J. Hendrix, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The Agreement amends and restates the prior agreement with Mr. Hendrix entered into on December 13, 2012 (the “Prior Agreement”).

The Agreement provides that Mr. Hendrix will continue to serve as the Chief Executive Officer of the Company reporting to the Board of Directors of the Company for a fixed employment term ending December 31, 2018, except that if there is a “change in control” (as defined in the Agreement), the term will automatically extend so as to be at least two years from the date of such change in control.

During the term of the Agreement, Mr. Hendrix’s compensation generally remains unchanged from that provided under the Prior Agreement, and includes an annual base salary of $750,000 and eligibility to participate in the Company’s incentive and benefit plans. Under the Agreement, upon a termination of employment by the Company without “cause” or by Mr. Hendrix for “good reason” (each as defined in the Agreement), in addition to any earned but unpaid amounts for service prior to the date of termination, Mr. Hendrix will be entitled to the following payments and benefits: (i) a payment equal to two times the sum of the annual salary paid and the average annual incentive bonuses earned in the three completed fiscal years prior to the date of termination, which, prior to a change in control, is not to be less than $3.5 million or more than $5 million; (ii) a pro-rata annual incentive payment based on the Company’s actual performance for the fiscal year; (iii) immediate vesting of equity awards, other than certain performance awards which will remain eligible to vest based on the achievement of the applicable performance goals; and (iv) three years of health insurance coverage. Upon a termination of employment due to Mr. Hendrix’s death or disability, in addition to any earned but unpaid amounts for service prior to the date of termination, Mr. Hendrix will be entitled to a pro-rata annual incentive payment and the vesting of equity awards, generally as described in clauses (ii) and (iii) above.

Under the Agreement, Mr. Hendrix will forfeit certain payments made in connection with a change in control to the extent that such forfeiture would place Mr. Hendrix in a more favorable after-tax position.

In addition, the Agreement contains restrictive covenants prohibiting the disclosure of confidential information, competing with the Company and soliciting the Company’s employees and customers.

The foregoing description is qualified in its entirety by the text of the employment agreement, which is attached as Exhibit 10.1 hereto.

ITEM 5.07 Submission of Matters to a Vote of Security Holders.

(a) The Annual Meeting of Shareholders of the Company was held on June 16, 2015.

(b) The results of the matters submitted to a shareholder vote at the annual meeting were as follows:

1. Shareholders elected the five director nominees named in the Proxy Statement:

Nominee	Votes in Favor	Votes Withheld	Broker Non-votes
Reena Aggarwal	5,299,273	22,619	1,826,717
Richard J. Hendrix	5,065,538	256,354	1,826,717
Thomas J. Hynes, Jr.	5,070,558	251,334	1,826,717
Richard A. Kraemer	5,072,811	249,081	1,826,717
Arthur J. Reimers	5,072,746	249,146	1,826,717
William F. Strome	5,065,933	255,959	1,826,717

2. Shareholders approved a non-binding Advisory Vote on the compensation of the company’s named executive officers.

Votes in Favor	Votes Against	Votes Abstaining	Broker Non-votes
5,298,021	21,668	2,203	1,826,717

3. Shareholders ratified the appointment of BDO USA, LLP as the Company’s Independent auditors for 2014.

Votes in Favor	Votes Against	Votes Abstaining	Broker Non-votes
7,127,217	19,129	2,263	0

Item 7.01. Regulation FD Disclosure

On June 16, 2015, the Company issued a press release announcing that the Board has declared a quarterly cash dividend of $0.20 per share of common stock, payable on August 28, 2015, to shareholders of record at the close of business on July 31, 2015. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 of this Current Report (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01 Financial Statements and exhibits.

Exhibits.

10.1	Amended and Restated Employment Agreement of Richard J. Hendrix dated June 16, 2015

99.1	FBR & Co. Press Release dated June 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR & CO.

Date: June 16, 2015	By:	/s/ Bradley J. Wright
Bradley J. Wright
Executive Vice President and Chief Financial Officer